FORM 4
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549







OMB APPROVAL










OMB Number  3235-0287
Expires: December 31, 2001
Estimated average burden
hours per response .... 0.5

?    Check this box if no
longer subject to Section 16.
Form 4 or Form 5  obligations
may continue.  See Instruction
1(b)
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP










Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the
Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940









1. Name and Address of Reporting Person

Morris, Stanley

2.   Issuer Name and Ticker or Trading Symbol

Orbit International Corp. ("ORBT")





6. Relationship of Reporting Person to Issuer
(Check all applicable)

      x    Director                10% Owner
           Officer (give            Other (specify

title
below)

below)




   (Last) (First)     (Middle)
c/o Orbit International Corp.
           80 Cabot Court

3.   IRS or Social Security Number of
Reporting Person (Voluntary)





4.   Statement for
Month/Year
July 1999




(Street)
Hauppauge, New York 11788





5.   If Amendment,
Date of Original
(Month/Year)





   (City) (State)     (Zip)


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned








1.   Title of Security
(Instr. 3)

2.
     Tran
s-action Date

    (Month/
Day/
     Year)

3.
     Tran
s-
action
Code
(Instr. 8)

4.   Securities Acquired (A)
or Disposed of (D)

(Instr. 3, 4 and 5)


5.   Amount
of
Securities
Beneficially
Owned at
End of
Month

(Instr. 3 and 4)
6.
     Owne
r-ship
Form:
Direct
(D) or Indirect
(I)
(Instr. 4)
7.
     Natu
re
of In-
direct
Bene-
ficial
Owner-
ship
(Instr. 4)



Code
V
Amount
(A) or
(D)
Price







































FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)















1.   Title of
Derivative Security
(Instr. 3)
2.

Conver-
sion or
Exercise
Price of
Deriv-
ative
Security
3.
     T
rans-
action
Date

(Month/
Day/
Year)
4.
     Tr
ansac-
tion Code

(Instr. 8)

5.   Number of Deriv-
ative Securities Acquired (A)
or
Disposed of (D)
(Instr. 3, 4, and 5)

6.   Date Exer-
cisable and Ex-
piration Date
(Month/Day/Year)

7.   Title and Amount of
Underlying Securities
(Instr. 3 and 4)

8. Price
of
Deriv-
ative
Secur-
ity
(Instr.
5)
9.
     Nu
mber
of Deriv-
ative
Secur-
ities
Bene-
ficially
Owned
at End
of
Month
(Instr. 4)
10.

Owner-
ship
Form
of De-
rivative
Secu-
rity;
Direct
(D) or
Indi-
rect (I)
(Instr. 4)
11.
     Na
-
ture
of In-
direct
Bene-
ficial
Own-
ership
(Instr. 4)







Date
Exer-
cisable
Expira-
tion
Date
Title
Amount or
Number of
Shares







Code
V
(A)
(D)








Stock Option (right to
buy)
$1.00
7/9/99
A

  1,000 (1)

7/9/99
7/9/2009
Common Stock,
par value $.01
per share
1,000

1,000
D































Explanation of Responses:

(1)  Granted to the Reporting Person under the Company's 1995 Stock Option
Plan for
Non-Employee Directors.




           /s/ Stanley Morris                                   8/9/99
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
                    **Signature of Reporting Person         Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or
indirectly.    Page   of 2
                                             (Print or Type Responses)
     SEC 1474 (3/91) 181476.1
304411 v.1 [6$VV01!.WPD]